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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-68583) pertaining to the Friction Products Co. Profit Sharing Plan, the S.K. Wellman Retirement Savings and Profit Sharing Plan, the Helsel, Inc. Employees' Retirement Plan and the Helsel, Inc. Employees' Savings and Investment Plan of our reports dated June 14, 2000, with respect to the financial statements and schedule of the Friction Products Co. Profit Sharing Plan, the S.K. Wellman Retirement Savings and Profit Sharing Plan, the Helsel, Inc. Employees' Retirement Plan and the Helsel, Inc. Employees' Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1999.




                                            /s/ ERNST & YOUNG LLP


Cleveland, Ohio
June 26, 2000